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                                                                    EXHIBIT 99.A

[OGDEN LOGO]

                                                            CONTACT: Eric Berman
                                                                     Adam Weiner
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000


                 OGDEN CORPORATION ANNOUNCES AGREEMENT TO SELL
            AVIATION FIXED BASE OPERATIONS BUSINESS FOR $27.1 MILLION

        -- SALE MARKS CONTINUED PROGRESS TOWARD BECOMING PURE PLAY ENERGY
                                   COMPANY --

         NEW YORK, SEPTEMBER 12, 2000 - Ogden Corporation (NYSE: OG) today announced that it has signed a definitive agreement with Consolidated Lamda Holdings, S.A., an affiliate of the Latsis Group of Greece, to sell its Fixed Base Operations (FBO) business for approximately $27 million. The Company will use approximately $2.2 million of the proceeds to retire the unit's associated debt.

         The transaction, which includes Ogden's Flight Services Group in Connecticut and the FBO assets of its Transair unit based at Le Bourget Airport in Paris, France, reflects Ogden's strategy to sell its non-core Aviation and Entertainment assets in order to create a solid operating platform for its Energy business.

         "We continue to make steady progress toward our goal of transforming Ogden to a pure-play energy company and completing the non-core asset sales process," said Scott G. Mackin, President and Chief Executive Officer of Ogden Corporation. "We have completed the disposition of the majority of the assets in both the Aviation and Entertainment businesses, and we continue to make progress on selling the remaining non-core assets. Those remaining assets include the Aviation fueling business, our Aviation privatization asset in Colombia, and the balance of the Entertainment assets."

         The FBO unit of Ogden Aviation provides customized services to business and private aircraft, including aircraft management, air charter, aircraft sales and air charter brokerage, as well as, fueling, hangarage and full ground handling capability.

         PrivatAir Holding, another Latsis Group affiliate, which will hold these assets post-acquisition, also holds PrivatAir SA, a VIP charter operation based in Geneva, Switzerland. PrivatAir has operated a fleet of Boeing 737 and 757


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         aircraft for over 20 years in the VIP transport arena and is currently the only commercial operator of the new generation of Boeing ultra-long-range executive aircraft - the BBJ (Boeing Business Jet). "We are very excited by the acquisition of these assets which will afford PrivatAir the opportunity to diversify the high quality product line it offers to the discerning clientele of the business aviation market," said Greg Thomas, a PrivatAir spokesman.

         The transaction is expected to close by the end of the year and is subject to customary regulatory approval.

                                      * * *

         Ogden Energy Group, a division of Ogden Corporation, is a global developer/owner and operator of independent power projects and provides related infrastructure services. On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company. Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through the Company's automated information system at (888) 643-3612.

         Any statements in this communication, which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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